Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Movano Inc. of our report dated March 10, 2021, relating to the financial statements of Movano Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

March 10, 2021